Exhibit 5.3

MUNGER, TOLLES & OLSON LLP

February 20, 2019

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re:        Registration Statement on Form S-3 (File No. 333-219293)

Ladies and Gentlemen:

We have acted as counsel for KB Home, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 (the “Registration Statement”), and as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplements with respect thereto, dated July 14, 2017 and February 5, 2019, respectively, in connection with the offer and sale by the Company and the Guarantors (as defined below) from time to time of the securities listed therein.

This opinion is intended to update the opinions we previously delivered in connection with the initial filing of the Registration Statement and the filing of Post-Effective Amendment No. 1 thereto and is being delivered to you in connection with the proposed issuance of $300,000,000 in aggregate principal amount of the Company’s 6.875% Senior Notes due 2027 and $100,000,000 in the aggregate principal amount of the Company’s 7.625% Senior Notes due 2023 (collectively, the “Notes”) pursuant to the Underwriting Agreement, dated February 5, 2019 (the “Underwriting Agreement”), by and among the Company, the Guarantors (as defined below), and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Credit Suisse Securities (USA) LLC as representatives of the several underwriters named in Schedule B thereto.

We have also acted as counsel to (a) KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Coastal Inc. and KB HOME Greater Los Angeles Inc., each a California corporation, (b) KB HOME Fort Myers LLC, KB HOME Treasure Coast LLC, KB HOME Jacksonville LLC, and KB HOME Florida LLC, each a Delaware limited liability company, (c) KB HOME Las Vegas Inc. and KB HOME Reno Inc., each a Nevada corporation, (d) KB HOME Lone Star Inc. and KBSA, Inc., each a Texas corporation, (e) KB HOME Phoenix Inc. and KB HOME Tucson Inc., each an Arizona corporation, and (f) KB HOME Colorado Inc., a Colorado corporation (collectively, the “Guarantors”), in connection with the registration under the Registration Statement of the offer and sale by the Guarantors of their guarantees (the “Guarantees”) of the Notes.

KB Home

February 20, 2019

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of January 28, 2004, as amended and supplemented on January 28, 2004, June 30, 2004, May 1, 2006, November 9, 2006, August 17, 2007, January 30, 2012, January 11, 2013, March 12, 2013, February 28, 2014 and January 22, 2019 (the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as Trustee (the “Trustee”), and each Officers’ Certificate and Guarantors’ Officers’ Certificate dated February 20, 2019 establishing the respective forms and terms of the Notes (the “Officers’ Certificate”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus or prospectus supplements, other than as expressly stated herein with respect to the issuance of the Notes and Guarantees.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied on and assumed the accuracy of, without independent verification, written and oral statements and representations of officers and other representatives of the Company, the Guarantors and others. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, the accuracy of all information contained in all documents reviewed by us, and the legal capacity of each natural person signing any document reviewed by us to so sign. We have also assumed the due authorization, execution and delivery of the Indenture by, and the enforceability of the Indenture against, the Trustee, and the due authentication of the Notes by the Trustee in the manner provided in the Indenture.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the Guarantors, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the laws of the State of New York, the laws of the State of California, the laws of the State of Nevada, the laws of the State of Arizona, the laws of the State of Texas, the laws of the State of Colorado, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, as applicable, in each case as in effect as of the date hereof. With respect to matters of Nevada law, Arizona law, Texas law and Colorado law, we have, with your approval, relied upon (without investigation) the opinions, dated the date hereof and delivered to you, of Parsons Behle &

KB Home

February 20, 2019

Latimer, Ballard Spahr LLP, Clark Hill Strasburger, and Fox Rothschild LLP, respectively, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in each such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name and the discussion of our opinion under the caption “Legal Matters” in the Registration Statement and the related prospectus supplements for the Notes. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP